EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. REPORTS THIRD QUARTER 2014 RESULTS

Adjusted Diluted EPS of $1.69, up 11% versus the Year-ago Quarter on Record 3rd Quarter Sales of $1.67 Billion

Third Quarter Highlights

•	Completed the acquisition of Tri-Ed

•	ECS sales up 10%, including 21% growth in security sales

•	North America organic sales up 9% reflecting growth in all segments

•	Adjusted net income up 12% to $56.3 million

GLENVIEW, IL, (Business Wire) October 28, 2014 - Anixter International Inc. (NYSE: AXE) today reported sales of $1.67 billion for the quarter ended October 3, 2014, a 7.0 percent increase compared to the year-ago quarter. Excluding the impact of the following items, organic sales increased by 5.5 percent and approximately 4 percent on a per day basis, year-over-year:

•	$30.6 million favorable impact from the acquisition of Tri-Ed

•	$3.1 million unfavorable impact from the lower average price of copper

•	$4.1 million unfavorable impact from the fluctuation in foreign exchange

Sequentially, sales increased by 5.1 percent on a reported basis and approximately 3.4 percent on a per day basis.

Operating income adjusted for Tri-Ed acquisition costs in the current quarter was $99.7 million, an increase of 7.9 percent from operating income of $92.4 million in the year-ago quarter. Further excluding the negative $0.7 million impact of the year-over-year drop in copper prices, the $0.4 million unfavorable foreign exchange impact, and $1.4 million of acquisition-related operating profits, adjusted operating income would have increased by 7.6 percent. Including the Tri-Ed acquisition transaction costs of $5.7 million, current quarter reported operating income was $94.0 million.

Adjusted operating margin of 6.0 percent compares to 5.9 percent in the year-ago quarter and 5.8 percent in the prior quarter. The increase in operating margin was driven by higher volume and disciplined expense management.
Including the negative impact of expenses related to the Tri-Ed acquisition, reported operating margin was 5.6 percent.

Adjusted net income of $56.3 million increased 11.7 percent from $50.5 million in the year-ago quarter. Including the negative impact of $6.0 million ($5.0 million, net of tax) of transaction and financing costs related to the Tri-Ed acquisition, the tax benefit of $1.9 million related to closing prior tax years and a $0.7 million additional tax expense to forecast an effective tax rate of 34.9 percent for the full year, reported net income was $52.5 million versus $53.8 million in the prior year. Adjusted diluted earnings per share of $1.69 increased 11.2 percent from $1.52 in the year ago quarter. Including the negative impact of $0.12 for the aforementioned items, reported diluted earnings per share was $1.57 versus $1.62 in the prior year.

"We were pleased to deliver over 10 percent revenue growth in North America, reflecting 9 percent organic revenue growth, driven by growth in all segments and increased investments by our core customers on capital projects." commented Bob Eck, President and CEO. "In addition, the acquisition of Tri-Ed, a leading independent security company, will enable us to provide more complete solutions to our customers, adding intrusion, fire and life safety to our existing video surveillance and access control platform. With this acquisition, and the re-acceleration of our legacy security business, we enter the fourth quarter energized by strong growth trends across our North America businesses."

Income Statement Detail

Gross margin of 22.7 percent for the third quarter of 2014 compares to 22.9 percent in both the year-ago and the prior quarters. The decrease in gross margin was caused by product mix, primarily a higher percentage of security products, and increased project billings in the current quarter relative to both prior periods.

Operating expenses were $284.6 million for the third quarter of 2014. Excluding the $5.7 million impact of transaction expenses related to the Tri-Ed acquisition and the $4.7 million incremental operating expenses of Tri-Ed operations, operating expenses of $274.2 million increased by 3.6 percent from the prior year, reflecting investment in strategic initiatives.

Interest expense of $11.1 million decreased by $0.2 million compared to the prior year quarter. The decrease is a result of the retirement of the notes which matured in 2014, largely offset by interest expense resulting from the Senior notes due 2021 issued in mid-September 2014 at a rate of 5.125 percent as well as incremental interest expense from a new bank term loan.

Excluding $0.3 million in financing costs related to the Tri-Ed acquisition, foreign exchange and other expense of $2.2 million increased by $0.6 million compared to the year-ago quarter due to a change in the comparison in the value of company owned life insurance policies.

Our effective tax rate of 34.8 percent reflects a net tax benefit of $1.9 million primarily related to closing prior tax years partially offset by a tax cost of $1.1 million related to certain acquisition transaction costs that are capitalized for tax purposes. Also, due to the change in the country level mix in the full year forecast of earnings, the third quarter of 2014 tax expense includes $0.7 million of additional expense to forecast an effective tax rate of 34.9 percent for the full year, excluding the tax items described above. The decline from the adjusted effective tax rate of 35.9 percent in the year-ago period is primarily due to a change in the country mix of earnings.

Segment Update

Enterprise Cabling and Security Solutions (“ECS”) sales of $884.4 million compares to $804.3 million in the prior year period. The 10.0 percent increase was driven by strong growth in our North America market, the impact from approximately 2.5 weeks of sales from the Tri-Ed acquisition and one additional billing day in the quarter. Excluding the $30.6 million favorable impact of Tri-Ed's results and the $3.4 million unfavorable impact from foreign exchange, ECS organic sales growth increased by 6.6 percent, which equates to approximately 5 percent on an adjusted per day basis. Sequentially, ECS sales increased 8.2 percent, reflecting improving trends in North America, the impact of the Tri-Ed acquisition, and the benefit of one additional billing day in the current quarter.

ECS security sales, which represent approximately 30 percent of total segment sales, increased by 21 percent in the quarter. Excluding the $30.6 million impact of Tri-Ed sales for the period and the negative foreign exchange impact of $1.8 million, organic security sales growth of 8 percent reflected the successful re-acceleration of this business to our targeted growth rates.

ECS adjusted operating income of $50.7 million compares to $42.5 million in the year-ago quarter. Reported operating income of $45.0 million includes $5.7 million of acquisition transaction costs. Adjusted operating margin of 5.7 percent improved by 40 basis points year-over-year and by 30 basis points sequentially, reflecting strong cost leverage on the volume growth.

Electrical and Electronic Wire and Cable (“W&C”) sales of $553.6 million compares to $528.6 million in the prior year period. The 4.7 percent increase from the prior year period was driven by improving sales trends in North America and Emerging Markets. Excluding the $2.7 million unfavorable impact from foreign exchange and the $3.1 million unfavorable impact from lower average copper prices, W&C organic sales growth increased by 5.8 percent, which equates to 4.2 percent on an adjusted per day basis. Sequentially, W&C sales increased 5.3 percent, driven by strength in North America day-to-day business.

W&C operating income of $40.4 million compares to operating income of $41.5 million in the year-ago quarter. Operating margin of 7.3 percent compares to 6.9 percent in the prior quarter and 7.9 percent in the year-ago quarter. The decline in operating margin versus prior year was the result of project mix, investments in the business and an approximately $0.08 per pound drop in average copper prices over the period. The increase in operating margin versus the second quarter reflected strong operating leverage on the volume growth.

OEM Supply - Fasteners ("Fasteners") sales of $228.6 million increased by 1.7 percent from the prior year quarter. Excluding the $2.0 million favorable impact from foreign exchange, Fasteners organic sales growth increased by 0.8 percent which equates to a 0.8 percent decrease on an adjusted per day basis. Further excluding the $10.0 million impact resulting from the previously disclosed transition of an existing customer to dual source supply, organic sales growth would have been 5.5 percent. North America sales increased 7.2 percent on an organic basis. On a sequential basis, global sales decreased by 6.0 percent reflecting normal seasonality.

Fasteners operating income of $8.6 million compares to operating income of $8.4 million in the year-ago quarter. Operating margin of 3.8 percent compares to operating margin of 3.7 percent in the prior year quarter and 5.0 percent in the second quarter of 2014. The decline in margin versus the second quarter is a result of a higher expense ratio for the third quarter, which is typically the lowest volume quarter of each year.

Cash Flow and Leverage

Net cash provided by operations was $68.6 million in the nine months ended October 3, 2014, which compares to $197.4 million in the prior year period. The lower cash provided by operations is a result of the working capital requirements to support the volume growth despite an improvement in working capital days. Net cash used in investing activities was $448.9 million in the nine months ended October 3, 2014, which included $418.4 million for the acquisition of Tri-Ed in the third quarter of 2014.

“In the third quarter we issued a $200.0 million term loan and $400.0 million in Senior notes due 2021, providing us with the liquidity to finance the Tri-Ed acquisition and retain financial flexibility to continue investing in our business as we move forward. We are now focused on the successful integration of the Tri-Ed business and expect to begin delivering synergies from the combined businesses in 2015," commented Ted Dosch, Executive Vice President - Finance and CFO. "With the cash flow we expect to generate from operations, our goal is to return to our target debt-to-capital range of 45 - 50 percent within the next 12 months. While we anticipate increased investments in inventory as our markets improve, we will continue our relentless focus on our ongoing working capital initiatives, combined with continued tight expense control, to deliver strong financial results."

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 51.5% compares to 44.9% at the end of 2013

•	Weighted average cost of borrowed capital of 4.7% compares to 5.1% in the year-ago quarter

•	$346.3 million available under revolving lines of credit and accounts receivable securitization facility at quarter end

Business Outlook

“With the solid momentum we experienced in the third quarter across our North American business, we believe we are positioned for organic sales growth per day to continue to accelerate in the fourth quarter of 2014. While global markets remain uneven, we believe we are well positioned in our European and Emerging Markets geographies. For the full year, we continue to expect our organic sales growth on a days adjusted basis to be at the low end of the mid-single digit growth range.” Eck concluded, “Looking ahead, we believe our strong global presence and strategic initiatives will enable us to consistently gain market share and exceed market growth. We will continue to invest in strategic growth, including security, emerging markets, industrial communication and control, in-building wireless and e-commerce."

Financial Results
(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	Oct 3, 2014	Sep 27, 2013	Percent Change	Oct 3, 2014	Sep 27, 2013	Percent Change
Net Sales	$1,666.6	$1,557.6	7%	$4,776.4	$4,628.0	3%
Operating Income	$94.0	$92.4	2%	$272.1	$259.2	5%
Net Income	$52.5	$53.8	(2)%	$153.7	$142.4	8%
Diluted Earnings Per Share	$1.57	$1.62	(3)%	$4.61	$4.29	7%
Diluted Weighted Shares	33.4	33.1	1%	33.3	33.2	—%

Third Quarter Earnings Call Details

We will host a conference call to discuss these results beginning at 9:30 a.m. Central Time today. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of our website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    1 (888) 539-3678
International dial-in:        1 (719) 325-2495
Passcode:            173 6797

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “Third Quarter 2014 Highlights and Operating Review” will be available on the company’s Investor Relations section of the website.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 525,000 products and $1 billion in inventory 3) approximately 260 warehouses with 7.5 million square feet of space and 4) locations in over 280 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on a GAAP basis and non-GAAP basis. We believe that by reporting organic growth which excludes the impact of acquisitions (when applicable), foreign exchange fluctuations and copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. From time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures, as reported by us, may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
(In millions, except per share amounts)	2014	2013	2014	2013

Net sales	$1,666.6	$1,557.6	$4,776.4	$4,628.0
Cost of goods sold	1,288.0	1,200.6	3,681.3	3,576.7
Gross profit	378.6	357.0	1,095.1	1,051.3
Operating expenses	284.6	264.6	823.0	792.1
Operating income	94.0	92.4	272.1	259.2
Interest expense	(11.1)	(11.3)	(32.4)	(36.2)
Other, net	(2.5)	(1.6)	(15.4)	(7.3)
Income before income taxes	80.4	79.5	224.3	215.7
Income tax expense	27.9	25.7	70.6	73.3
Net income	$52.5	$53.8	$153.7	$142.4

Income per share:
Basic	$1.59	$1.64	$4.66	$4.35
Diluted	$1.57	$1.62	$4.61	$4.29

Weighted-average common shares outstanding:
Basic	33.1	32.8	33.0	32.8
Diluted	33.4	33.1	33.3	33.2

Reportable Segments
Net sales:
Enterprise Cabling and Security Solutions	$884.4	$804.3	$2,461.9	$2,363.2
Electrical and Electronic Wire and Cable	553.6	528.6	1,593.3	1,577.0
OEM Supply - Fasteners	228.6	224.7	721.2	687.8
	$1,666.6	$1,557.6	$4,776.4	$4,628.0
Operating income:
Enterprise Cabling and Security Solutions	$45.0	$42.5	$125.1	$119.3
Electrical and Electronic Wire and Cable	40.4	41.5	113.4	120.9
OEM Supply - Fasteners	8.6	8.4	33.6	19.0
	$94.0	$92.4	$272.1	$259.2

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets (Unaudited)

	October 3,	January 3,
(In millions, except share and per share amounts)	2014	2014

Assets

Cash and cash equivalents	$88.1	$57.3
Accounts receivable, net	1,394.2	1,182.8
Inventories	1,113.4	959.8
Deferred income taxes	34.4	32.8
Other current assets	46.6	43.0
Total current assets	2,676.7	2,275.7

Property and equipment, net	119.0	104.0
Goodwill	618.4	342.1
Other assets	317.3	139.0
Total assets	$3,731.4	$2,860.8

Liabilities and Stockholders' Equity

Accounts payable	$903.0	$691.9
Accrued expenses	239.4	210.5
Total current liabilities	1,142.4	902.4

5.125% Senior notes	400.0	—
5.625% Senior notes	350.0	350.0
5.95% Senior notes	200.0	200.0
Term loan	200.0	—
Accounts receivable securitization facility	75.0	145.0
Revolving lines of credit and other	16.9	108.9
10.0% Senior notes	—	32.1
Other liabilities	176.0	95.0
Total liabilities	2,560.3	1,833.4

Stockholders' equity	1,171.1	1,027.4
Total liabilities and stockholders’ equity	$3,731.4	$2,860.8

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(In millions)	October 3,	September 27,
	2014	2013

Operating activities
Net income	$153.7	$142.4

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	17.4	16.5
Stock-based compensation	10.3	10.1
Amortization of intangible assets	6.3	6.1
Amortization of deferred financing costs	1.7	2.0
Accretion of debt discount	0.1	2.6
Excess income tax benefit from employee stock plans	(4.7)	(1.5)
Deferred income taxes	(2.8)	9.7
Pension plan contributions	(14.6)	(10.0)
Pension plan expenses	3.4	12.5
Changes in current assets and liabilities, net	(98.7)	8.1
Other, net	(3.5)	(1.1)
Net cash provided by operating activities	68.6	197.4

Investing activities
Capital expenditures, net	(30.5)	(23.9)
Acquisition of businesses, net of cash acquired	(418.4)	—
Net cash used in investing activities	(448.9)	(23.9)

Financing activities
Proceeds from borrowings	1,161.9	1,464.8
Repayment of borrowings	(1,322.6)	(1,328.3)
Proceeds from Notes due 2021	400.0	—
Proceeds from term loan	200.0	—
Retirement of Notes due 2014	(32.3)	—
Proceeds from stock options exercised	5.9	7.5
Excess income tax benefit from employee stock plans	4.7	1.5
Deferred financing costs	(7.3)	—
Retirement of Notes due 2013	—	(300.0)
Payments for repurchase of warrants	—	(19.2)
Other	(1.7)	(1.5)
Net cash provided by (used in) financing activities	408.6	(175.2)

Increase (decrease) in cash and cash equivalents	28.3	(1.7)

Effect of exchange rate changes on cash balances	2.5	(5.8)

Cash and cash equivalents at beginning of period	57.3	89.4
Cash and cash equivalents at end of period	$88.1	$81.9

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited)

Third Quarter 2014 Sales Growth Trends
		Adjustments for:
(In millions)	Third Quarter 2014 (as reported)	Acquisition Impact	Foreign Exchange Impact	Copper Impact	Third Quarter 2014 (as adjusted)	Third Quarter 2013	Organic Growth
Enterprise Cabling and Security Solutions
North America	$672.7	$(30.5)	$3.6	$—	$645.8	$592.1	9.1%
Europe	83.3	—	(0.7)	—	82.6	83.3	-0.7%
Emerging Markets	128.4	(0.1)	0.5	—	128.8	128.9	-0.1%
Enterprise Cabling and Security Solutions	$884.4	$(30.6)	$3.4	$—	$857.2	$804.3	6.6%
Electrical and Electronic Wire and Cable
North America	$415.9	$—	$6.3	$2.3	$424.5	$392.6	8.1%
Europe	75.6	—	(3.7)	0.6	72.5	75.0	-3.5%
Emerging Markets	62.1	—	0.1	0.2	62.4	61.0	2.5%
Electrical and Electronic Wire and Cable	$553.6	$—	$2.7	$3.1	$559.4	$528.6	5.8%
OEM Supply - Fasteners
North America	$100.7	$—	$0.1	$—	$100.8	$94.0	7.2%
Europe	105.1	—	(2.4)	—	102.7	112.1	-8.4%
Emerging Markets	22.8	—	0.3	—	23.1	18.6	24.0%
OEM Supply - Fasteners	$228.6	$—	$(2.0)	$—	$226.6	$224.7	0.8%
Total Anixter International	$1,666.6	$(30.6)	$4.1	$3.1	$1,643.2	$1,557.6	5.5%
Geographic Sales
North America	$1,189.3	$(30.5)	$10.0	$2.3	$1,171.1	$1,078.7	8.6%
Europe	264.0	—	(6.8)	0.6	257.8	270.4	-4.7%
Emerging Markets	213.3	(0.1)	0.9	0.2	214.3	208.5	2.8%
Total Anixter International	$1,666.6	$(30.6)	$4.1	$3.1	$1,643.2	$1,557.6	5.5%

September Year-to-Date 2014 Sales Growth Trends
		Adjustments for:
(In millions)	September YTD 2014 (as reported)	Acquisition Impact	Foreign Exchange Impact	Copper Impact	September YTD 2014 (as adjusted)	September YTD 2013	Organic Growth
Enterprise Cabling and Security Solutions
North America	$1,821.4	$(30.5)	$14.1	$—	$1,805.0	$1,760.8	2.5%
Europe	249.6	—	(7.2)	—	242.4	234.8	3.3%
Emerging Markets	390.9	(0.1)	7.1	—	397.9	367.6	8.2%
Enterprise Cabling and Security Solutions	$2,461.9	$(30.6)	$14.0	$—	$2,445.3	$2,363.2	3.5%
Electrical and Electronic Wire and Cable
North America	$1,152.9	$—	$22.6	$15.5	$1,191.0	$1,169.6	1.8%
Europe	246.2	—	(14.9)	3.7	235.0	227.9	3.1%
Emerging Markets	194.2	—	2.4	1.3	197.9	179.5	10.3%
Electrical and Electronic Wire and Cable	$1,593.3	$—	$10.1	$20.5	$1,623.9	$1,577.0	3.0%
OEM Supply - Fasteners
North America	$303.7	$—	$0.3	$—	$304.0	$295.4	2.9%
Europe	348.9	—	(13.3)	—	335.6	340.2	-1.3%
Emerging Markets	68.6	—	1.8	—	70.4	52.2	34.7%
OEM Supply - Fasteners	$721.2		$(11.2)	$—	$710.0	$687.8	3.2%
Total Anixter International	$4,776.4	$(30.6)	$12.9	$20.5	$4,779.2	$4,628.0	3.3%
Geographic Sales
North America	$3,278.0	$(30.5)	$37.0	$15.5	$3,300.0	$3,225.8	2.3%
Europe	844.7	—	(35.4)	3.7	813.0	802.9	1.3%
Emerging Markets	653.7	(0.1)	11.3	1.3	666.2	599.3	11.2%
Total Anixter International	$4,776.4	$(30.6)	$12.9	$20.5	$4,779.2	$4,628.0	3.3%

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) - continued
(In millions, except per share amounts)
	Positive (Negative) impact
	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2014	2013	2014	2013
Items impacting comparability of results:
Items impacting operating income:
Acquisition transaction costs	$(5.7)	$—	$(5.7)	$—

Items impacting other expenses:
Penalty and interest from prior year tax liabilities	—	0.7	—	0.7
Foreign exchange loss from the devaluation of foreign currencies	—	—	(8.0)	—
Acquisition financing costs	(0.3)	—	(0.3)	—
Total of items impacting other expenses	$(0.3)	$0.7	$(8.3)	$0.7
Total of items impacting pre-tax income	$(6.0)	$0.7	$(14.0)	$0.7
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	1.0	(0.2)	3.7	(0.2)
Primarily reversal of deferred income tax valuation allowances	—	—	6.9	—
Impact of change in forecast on effective tax rate	(0.7)	(1.4)	—	—
Tax effect related to closing prior tax years	1.9	4.2	1.9	4.2
Total of items impacting income taxes	$2.2	$2.6	$12.5	$4.0
Net income impact of these items	$(3.8)	$3.3	$(1.5)	$4.7
Diluted EPS impact of these items	$(0.12)	$0.10	$(0.05)	$0.14

GAAP to Non-GAAP Net Income and EPS Reconciliation:
Reconciliation to most directly comparable GAAP financial measure:
Net income – Non-GAAP	$56.3	$50.5	$155.2	$137.7
Items impacting net income	(3.8)	3.3	(1.5)	4.7
Net income – GAAP	$52.5	$53.8	$153.7	$142.4
Diluted EPS – Non-GAAP	$1.69	$1.52	$4.66	$4.15
Diluted EPS impact of these items	(0.12)	0.10	(0.05)	0.14
Diluted EPS – GAAP	$1.57	$1.62	$4.61	$4.29

Items impacting comparability of Operating Income by Segment
	ECS	W&C	OEM Supply	Total
Items impacting operating income for three months ended October 3, 2014:
Adjusted operating income - Non-GAAP	$50.7	$40.4	$8.6	$99.7
Adjusted operating margin - Non-GAAP	5.7%	7.3%	3.8%	6.0%
Acquisition transaction costs	$(5.7)	$—	$—	$(5.7)
Total of items impacting operating income	$(5.7)	$—	$—	$(5.7)
Operating income - GAAP	$45.0	$40.4	$8.6	$94.0
Operating margin - GAAP	5.1%	7.3%	3.8%	5.6%

2014 and 2013 Effective Tax Rate – GAAP and Non-GAAP
	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2014	2013	2014	2013
Income before taxes – GAAP	$80.4	$79.5	$224.3	$215.7
Income tax expense	$27.9	$25.7	$70.6	$73.3
Effective income tax rate	34.8%	32.4%	31.5%	34.0%

Total of items impacting pre-tax income above	$(6.0)	$0.7	$(14.0)	$0.7
Total of items impacting income taxes above	$2.2	$2.6	$12.5	$4.0

Income before income taxes – Non-GAAP	$86.4	$78.8	$238.3	$215.0
Income taxes expense – Non-GAAP	$30.1	$28.3	$83.1	$77.2
Adjusted effective income tax rate	34.9%	35.9%	34.9%	35.9%